LP Building Solutions Reports Third Quarter 2024 Results, Including Records for Siding Sales and Earnings, and Increases Full Year Guidance
NASHVILLE, Tenn. (November 5, 2024) - Louisiana-Pacific Corporation (LP) (NYSE: LPX), a leading manufacturer of high-performance building products, today reported its financial results for the three and nine months ended September 30, 2024.
Key Highlights for Third Quarter 2024, Compared to Third Quarter 2023
•Siding net sales increased by 22% to $420 million
•Oriented Strand Board (OSB) net sales decreased by 24% to $253 million
•Consolidated net sales decreased by 1% to $722 million
•Net income was $90 million, a decrease of $27 million
•Net income per diluted share was $1.28 per share, a decrease of $0.35 per share
•Adjusted EBITDA(1) was $153 million, a decrease of $37 million
•Adjusted Diluted EPS(1) was $1.22 per diluted share, a decrease of $0.40 per diluted share
•Cash provided by operating activities was $184 million, a decrease of $3 million
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information,” “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below.
Capital Allocation Update
•Paid $73 million to repurchase 0.8 million of LP's common shares during the second quarter, leaving 70 million common shares outstanding and $262 million remaining under the pre-existing share repurchase authorizations as of September 30, 2024
•Invested $44 million in capital expenditures during the third quarter
•Paid $18 million in cash dividends during the third quarter
•Announced a quarterly cash dividend of $0.26 per share
•Total liquidity of $896 million as of September 30, 2024
"LP’s teams executed our strategy to drive growth, margin, specialization, and efficiency in the third quarter,” said LP Chairperson and CEO Brad Southern. “As a result, the Siding segment set new records for net sales and Adjusted EBITDA, and the OSB segment delivered a solid quarter in a challenging price environment with operational efficiency, cost control, and outstanding safety.”

Outlook
The Company is providing financial guidance for the fourth quarter of 2024 and full year 2024 as set forth in the table below. Guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

	Fourth Quarter 2024	Full Year 2024
Siding net sales year-over-year growth	9% to 10%	~17%
Siding Adjusted EBITDA(2)	$70 million to $80 million	$390 million to $400 million
OSB Adjusted EBITDA(2)(3)	$15 million to $25 million	$265 million to $275 million
Consolidated Adjusted EBITDA(2)(3)(4)	$85 million to $105 million	$655 million to $675 million
Capital expenditures(5)		$195 million to $205 million
(2) This is a non-GAAP financial measure. Reconciliation of Siding Adjusted EBITDA, OSB Adjusted EBITDA, and consolidated Adjusted EBITDA guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. Our inability to reconcile these measures results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliation. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliation, such as business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted U.S. GAAP measures. The Company expects that these adjustments may potentially have a significant impact on future GAAP financial results.
(3) The fourth quarter and full year OSB EBITDA are based on the assumption that OSB prices published by Random Lengths remain unchanged from those published on November 1, 2024 (this is an assumption for modeling purposes and not a price forecast).
(4) For purposes of calculating the fourth quarter of 2024 and full year 2024 consolidated Adjusted EBITDA, LP South America Adjusted EBITDA fully offsets Corporate and Other Adjusted EBITDA.
(5) Capital expenditures related to strategic growth and sustaining maintenance projects are expected to be between $55 million to $60 million and $140 million to $145 million, respectively.
Third Quarter 2024 Highlights
Net sales for the third quarter of 2024 decreased year-over-year by $6 million (or 1%). Siding revenue increased by $76 million (or 22%), due to 15% higher volumes and 6% higher prices. OSB revenue decreased by $82 million (or 24%), driven by 27% lower prices, partially offset by 2% higher volumes.
Net income decreased year-over-year by $27 million to $90 million ($1.28 per diluted share). The decrease primarily reflects a $37 million decrease in Adjusted EBITDA, partially offset by a $21 million decrease in the provision for income taxes. The year-over-year decrease in Adjusted EBITDA includes $88 million due to lower OSB selling prices, partially offset by a $46 million impact from higher Siding net sales.
First Nine Months of 2024 Highlights
Net sales for the first nine months of 2024 increased year-over-year by $338 million (or 18%). Siding revenue increased by $200 million (or 20%), due to 6% higher prices and 14% higher volumes. OSB revenue increased by $164 million (or 22%), driven by 8% higher prices and 12% higher volumes. This was partially offset by decreases of $13 million in each of the LP South America (LPSA) segment and Other revenue.
Net income increased year-over-year by $239 million to $358 million ($5.00 per diluted share). The increase primarily reflects a $215 million increase in Adjusted EBITDA, $49 million of changes in business exit credits and charges, and $16 million of prior year settlements of OSB patent-related claims. This was partially offset by a $50 million increase in the provision for income taxes. The year-over-year increase in Adjusted EBITDA includes a $117 million impact from higher Siding net sales, $47 million due to higher OSB selling prices, and a $53 million impact from higher OSB sales volumes.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product offering including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions® (collectively referred to as Siding Solutions). Siding products consist of a full line of engineered wood siding, trim, and fascia.

Segment sales and adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Net sales	$420	$345	22%	$1,196	$996	20%
Adjusted EBITDA	123	71	72%	318	198	61%

	Three Months Ended September 30, 2024 versus 2023		Nine Months Ended September 30, 2024 versus 2023
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	6%	15%	6%	14%
The year-over-year net sales increase for the Siding segment for the three and nine months ended September 30, 2024 reflects increased sales volumes and list price increases.
Third quarter 2024 Adjusted EBITDA increased year-over-year by $51 million, primarily reflecting the impacts of the net sales increase and a $5 million increase due to the non-recurrence of a manufacturing press rebuild in 2023. For the nine months ended September 30, 2024, the year-over-year increase in Adjusted EBITDA of $120 million primarily reflects the impact of the net sales increase.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products, including the innovative value-added OSB product portfolio known as LP® Structural Solutions (which includes LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP NovaCore® Thermal Insulated Sheathing, LP® FlameBlock® Fire-Rated Sheathing, and LP® TopNotch® 350 Durable Sub-Flooring). OSB is manufactured using wood strands arranged in layers and bonded with resins.
Segment sales and adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Net sales	$253	$335	(24)%	$917	$754	22%
Adjusted EBITDA	33	120	(72)%	249	161	54%

	Three Months Ended September 30, 2024 versus 2023		Nine Months Ended September 30, 2024 versus 2023
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(20)%	(3)%	9%	13%
OSB - Commodity	(34)%	8%	7%	11%
Third quarter 2024 net sales for the OSB segment decreased year-over-year by $82 million (or 24%), reflecting an $88 million decrease from lower OSB selling prices, partially offset by a $4 million increase in sales volumes. For the nine months ended September 30, 2024, the year-over-year increase in net sales of $164 million (or 22%) reflects a $47 million increase in revenue due to higher OSB selling prices and a $100 million increase in sales volumes.
Adjusted EBITDA for the three months ended September 30, 2024 decreased year-over-year by $87 million, primarily reflecting the impact of lower OSB prices. Adjusted EBITDA for the nine months ended September 30, 2024 increased year-over-year by $87 million, reflecting the impact of higher OSB prices and sales volumes, partially offset by higher mill-related costs.
LPSA
The LPSA segment manufactures and distributes LP OSB structural panel and Siding Solutions products in South America and certain export markets. This segment also sells and distributes a variety of companion products to support the region’s transition to wood frame construction. The LPSA segment carries out manufacturing operations in Chile and Brazil and operates sales offices in Argentina, Brazil, Chile, Colombia, Mexico, Paraguay, and Peru.

Segment sales and adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Net sales	$47	$45	4%	$140	$153	(8)%
Adjusted EBITDA	9	6	41%	29	31	(5)%

	Three Months Ended September 30, 2024 versus 2023		Nine Months Ended September 30, 2024 versus 2023
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(11)%	13%	(16)%	7%
Siding	(32)%	76%	(22)%	14%
The year-over-year net sales and Adjusted EBITDA increases for the three months ended September 30, 2024 reflect higher sales volumes offset by unfavorable currency fluctuations. The year-over-year net sales and Adjusted EBITDA decreases for the nine months ended September 30, 2024 reflect lower constant currency selling prices and unfavorable currency fluctuations, partially offset by higher sales volumes.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public online in the "News & Events" section of investor.lpcorp.com.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding and LP® Outdoor Building Solutions®), LP® Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore® Thermal Insulated Sheathing and LP® TopNotch® 350 Durable Sub-Flooring) and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile, and Brazil, in certain cases through foreign subsidiaries. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward-looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “target,” “potential,” “continue,” “likely,” or “future,” as well as similar expressions, or the negative or other variations thereof and include other statements regarding matters that are not historical facts. Examples of forward-looking statements include, among others, statements LP makes regarding statements concerning plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion and other growth initiatives, the adequacy of reserves for loss contingencies, and any statements regarding the Company's financial outlook. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies, including tariffs and levels of employment; changes in general and global economic conditions, including impacts from global pandemics, rising inflation, supply chain disruptions, and new or ongoing military conflicts including the conflict between Russia and Ukraine and the conflict in Israel and the surrounding areas; the commodity nature of a segment of our products and the prices for those products, which are determined in significant part by external factors such as total industry capacity and wider industry cycles affecting supply and demand trends; changes in the cost and availability of capital; changes in the cost and availability of financing for home mortgages; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers of building products; changes in the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation, including transportation services provided by third parties; our dependence on third-party vendors and suppliers for certain goods and services critical to our business; operational and financial impacts from manufacturing our products internationally; difficulties in the development, launch or production ramp-up of new products; our ability to attract and retain qualified executives, management and other key employees; the need to formulate and implement effective succession plans from time to time for key members of our management team; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; our ability to identify and successfully complete and integrate acquisitions, divestitures, joint ventures, capital investments and other corporate strategic transactions; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in global or regional climate conditions, the impacts of climate change, and potential government policies adopted in response to such conditions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, Chilean peso, and Argentine peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by our competitors or other third parties; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.

Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. generally accepted accounting principles (GAAP). In this press release, we disclose income attributed to LP before interest expense, provision for income taxes, depreciation and amortization, and excluding stock-based compensation expense, loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items, as Adjusted EBITDA (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP, excluding loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and pension settlement charges, and adjusting for a normalized tax rate, as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, which is calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods. Reconciliations of Adjusted EBITDA, Adjusted Income and Adjusted Diluted EPS to their most directly comparable U.S. GAAP financial measures, net income, income attributed to LP and income attributed to LP per diluted share, respectively, are presented below.
Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income, income attributed to LP, and income attributed to LP per diluted share or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$722	$728	$2,261	$1,923
Cost of sales	(530)	(514)	(1,591)	(1,489)
Gross profit	193	214	669	434
Selling, general, and administrative expenses	(75)	(58)	(215)	(191)
Impairment of long-lived assets	—	(1)	—	(25)
Other operating credits and charges, net	(1)	6	2	(20)
Income from operations	116	161	455	198
Interest expense	(4)	(4)	(12)	(9)
Investment income	6	4	17	10
Other non-operating income (expense)	(4)	—	2	(17)
Income before income taxes	113	160	462	183
Provision for income taxes	(23)	(44)	(117)	(66)
Equity in unconsolidated affiliate	—	1	12	3
Net income	$90	$118	$358	$119
Net income attributed to non-controlling interest	—	—	—	—
Net income attributed to LP	$90	$118	$358	$119

Net income attributed to LP per share of common stock:
Basic	$1.28	$1.63	$5.01	$1.65
Diluted	$1.28	$1.63	$5.00	$1.65

Average shares of common stock used to compute net income (loss) per share:
Basic	70	72	71	72
Diluted	71	72	72	72

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$346	$222
Receivables, net	136	155
Inventories	372	378
Prepaid expenses and other current assets	30	23
Total current assets	885	778

Property, plant, and equipment, net	1,567	1,540
Timber and timberlands	30	32
Operating lease assets, net	25	25
Goodwill and other intangible assets	26	27
Investments in and advances to affiliates	18	5
Other assets	21	20
Deferred tax asset	4	11
Total assets	$2,576	$2,437

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$282	$254
Income tax payable	22	5
Total current liabilities	303	259

Long-term debt	347	347
Deferred income taxes	153	162
Non-current operating lease liabilities	25	25
Contingency reserves, excluding current portion	25	25
Other long-term liabilities	56	61
Total liabilities	910	880

Stockholders’ equity:
Common stock	86	88
Additional paid-in capital	472	465
Retained earnings	1,594	1,479
Treasury stock	(386)	(386)
Accumulated comprehensive loss	(100)	(89)
Total stockholders’ equity	1,666	1,557
Total liabilities and stockholders’ equity	$2,576	$2,437

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$90	$118	$358	$119
Adjustments to net income:
Depreciation and amortization	31	30	93	87
Impairment of goodwill and long-lived assets	—	1	—	25
Gain on sale of assets, net	—	(6)	—	(6)
Pension loss due to settlement	—	—	—	6
Deferred taxes	(5)	34	(1)	44
Foreign currency remeasurement and transaction loss (gain)	4	8	(2)	20
Other adjustments, net	4	(1)	(2)	28
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	27	(30)	(6)	(52)
Inventories	2	22	4	(46)
Prepaid expenses and other current assets	—	(5)	(11)	(5)
Accounts payable and accrued liabilities	12	10	28	(36)
Income taxes payable, net of receivables	18	7	39	(26)
Net cash provided by operating activities	184	187	500	157
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(44)	(49)	(121)	(236)
Acquisition of facility assets	—	—	—	(80)
Proceeds from sales of assets	—	8	—	9
Investment in affiliates	(17)	—	(17)	—
Other investing activities, net	—	—	16	(4)
Net cash used in investing activities	(61)	(41)	(122)	(312)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing of long-term debt	—	10	—	80
Repayment of long-term debt	—	(40)	—	(80)
Payment of cash dividends	(18)	(17)	(56)	(52)
Repurchase of common stock	(73)	—	(188)	—
Other financing activities	(4)	—	(8)	(10)
Net cash used in financing activities	(95)	(48)	(252)	(61)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	1	(9)	(2)	(6)
Net increase (decrease) in cash, cash equivalents, and restricted cash	29	90	124	(223)
Cash, cash equivalents, and restricted cash at beginning of period	317	71	222	383
Cash, cash equivalents, and restricted cash at end of period	$346	$160	$346	$160

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables present summary data relating to: (i) housing starts within the United States, (ii) our sales volumes, and (iii) our performance according to a widely used operational metric called Operational Equipment Effectiveness (OEE). We consider the following items to be key performance indicators for our business because LP’s management uses these metrics to evaluate our business and trends in our industry, measure our performance, and make strategic decisions. We believe that the key performance indicators presented may provide additional perspective and insights when analyzing our core operating performance. These key performance indicators should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the financial measures that were prepared in accordance with U.S. GAAP. These measures may not be comparable to similarly titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that housing starts is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently, and therefore, as presented by us, our housing start data may not be comparable to similarly titled performance indicators reported by other companies.
The following table sets forth housing starts for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Housing starts[1]:
Single-Family	258	259	780	709
Multi-Family	94	105	263	371
	352	364	1,043	1,079
1 Actual U.S. housing starts data, in thousands, reported by the U.S. Census Bureau as published through October 18, 2024.
We monitor sales volumes for our products in our Siding, OSB, and LPSA segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volume data differently, and therefore, as presented by us, sales volume data may not be comparable to similarly titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30, 2024				Three Months Ended September 30, 2023
Sales Volume	Siding	OSB	LPSA	Total	Siding	OSB	LPSA	Total
Siding Solutions (MMSF)	460	—	11	470	398	—	6	405
OSB - Structural Solutions (MMSF)	—	402	130	532	—	412	115	528
OSB - commodity (MMSF)	—	431	—	431	—	401	—	401

	Nine Months Ended September 30, 2024				Nine Months Ended September 30, 2023
Sales Volume	Siding	OSB	LPSA	Total	Siding	OSB	LPSA	Total
Siding Solutions (MMSF)	1,318	—	29	1,347	1,158	—	25	1,183
OSB - value added (MMSF)	—	1,297	397	1,693	—	1,151	370	1,521
OSB - commodity (MMSF)	—	1,261	—	1,261	—	1,137	—	1,137
We measure OEE at each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that OEE, when used in conjunction with other metrics, can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements. We believe that we use a best-in-class target across all LP manufacturing sites that allows us to optimize capital investments, focus maintenance and reliability improvements, and improve overall equipment efficiency. It should be noted that other companies may present OEE data differently, and therefore, as presented by us, OEE data may not be comparable to similarly titled measures reported by other companies.
OEE for the three and nine months ended September 30, 2024 and 2023 for each of our segments is listed below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Siding	77%	77%	78%	77%
OSB	78%	74%	78%	75%
LPSA	68%	74%	73%	74%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
NET SALES BY BUSINESS SEGMENT
Siding	$420	$345	$1,196	$996
OSB	253	335	917	754
LPSA	47	45	140	153
Other	2	4	7	21
Total sales	$722	$728	$2,261	$1,923

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$90	$118	$358	$119
Add (deduct):
Net income attributed to non-controlling interest	—	—	—	—
Income attributed to LP	90	118	358	119
Provision for income taxes	23	44	117	66
Depreciation and amortization	31	30	93	87
Stock-based compensation expense	4	2	15	9
Loss on impairment attributed to LP	—	1	—	1
Other operating credits and charges, net	1	(7)	2	16
Business exit credits and charges	—	1	(14)	35
Interest expense	4	4	12	9
Investment income	(6)	(4)	(17)	(10)
Pension settlement charges	—	—	—	6
Other non-operating items	4	—	(2)	11
Adjusted EBITDA	$153	$190	$564	$349
SEGMENT ADJUSTED EBITDA
Siding	$123	$71	$318	$198
OSB	33	120	249	161
LPSA	9	6	29	31
Other	(3)	—	(6)	(15)
Corporate	(9)	(7)	(26)	(26)
Adjusted EBITDA	$153	$190	$564	$349

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED INCOME AND ADJUSTED DILUTED EPS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income per share - diluted	$1.28	$1.63	$5.00	$1.65

Net income	$90	$118	$358	$119
Add (deduct):
Net income attributed to non-controlling interest	—	—	—	—
Income attributed to LP	90	118	358	119
Loss on impairment attributed to LP	—	1	—	1
Other operating credits and charges, net	1	(7)	2	16
Business exit credits and charges	—	1	(14)	35
Pension settlement charges	—	—	—	6
Reported tax provision	23	44	117	66
Adjusted income before tax	115	157	463	242
Normalized tax provision at 25%	(29)	(39)	(116)	(61)
Adjusted Income	$86	$117	$347	$182
Diluted shares outstanding	71	72	72	72
Adjusted Diluted EPS	$1.22	$1.62	$4.84	$2.51